Exhibit 99.1

Terry Balluck
972-281-1397
terry.balluck@kcc.com
KIMBERLY-CLARK ANNOUNCES THIRD QUARTER 2018 RESULTS
DALLAS, October 22, 2018-Kimberly-Clark Corporation (NYSE: KMB) today reported third quarter 2018 results.
Executive Summary

•
Third quarter 2018 net sales of $4.6 billion decreased 2 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales by 3 percent while organic sales increased 1 percent.

•
Diluted net income per share for the third quarter of 2018 was $1.29. Third quarter adjusted earnings per share were $1.71 in 2018, an increase of 7 percent compared to diluted net income per share of $1.60 in 2017. Adjusted earnings per share exclude certain items described later in this news release.

•	Diluted net income per share for 2018 is anticipated to be $3.29 to $3.79.

•	The company continues to target full-year 2018 organic sales growth of approximately 1 percent and adjusted earnings per share of $6.60 to $6.80, a year-on-year increase of 6 to 9 percent.
Chairman and Chief Executive Officer Thomas J. Falk said, “We delivered 1 percent organic sales growth in the third quarter, reflecting our initiatives to improve selling prices and product mix. While our profitability was impacted by significant commodity and currency headwinds, we continue to launch innovations, pursue our growth priorities and invest in our brands for long-term success. We also continue to manage our company with financial discipline, as we generated total cost savings of $145 million, reduced discretionary spending and returned approximately $520 million to shareholders through dividends and share repurchases. For the full year, we are confirming our previous outlook for organic sales growth and adjusted earnings per share.”
Third Quarter 2018 Operating Results
Sales of $4.6 billion in the third quarter of 2018 were down 2 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales by 3 percent. Organic sales increased 1 percent year-on-year. Net selling prices and product mix each improved 1 percent, while volumes fell 1 percent. In North America, organic sales decreased 1 percent in consumer products and increased slightly in K-C Professional. Outside North America, organic sales rose 3 percent in developing and emerging markets and 1 percent in developed markets.
Third quarter operating profit was $669 million in 2018, including charges related to the 2018 Global Restructuring Program. Third quarter adjusted operating profit was $798 million in 2018 compared to operating profit of $868 million in 2017. Results were impacted by $210 million of higher input costs, driven by $115 million in pulp and $65 million in other raw materials. In addition, foreign currency translation effects decreased operating profit by $15 million and transaction effects also negatively impacted the comparison. On the other hand, results benefited from organic sales growth, $105 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $40 million of cost savings from the 2018 Global Restructuring Program. The comparison also benefited from lower general and administrative costs.
The third quarter effective tax rate was 23.9 percent in 2018. The adjusted effective tax rate was 19.6 percent in the third quarter of 2018 compared to the effective tax rate of 28.8 percent in the third quarter of 2017. The comparison benefited from U.S. tax reform, along with planning initiatives.
Kimberly-Clark’s share of net income of equity companies in the third quarter was $23 million in 2018 and $24 million in 2017. At Kimberly-Clark de Mexico, results were negatively impacted by higher input costs and a weaker Mexican peso, but benefited from increased net selling prices and cost savings.
Cash Flow and Balance Sheet
Cash provided by operations in the third quarter was $692 million in 2018 and $805 million in 2017. The comparison was impacted by higher pension contributions, payments related to the 2018 Global Restructuring Program and lower earnings, partially offset by lower tax payments. Capital spending for the third quarter was $219 million in 2018 and $209 million in 2017. The company expects full-year 2018 capital spending will be somewhat below its prior estimate of approximately $1.1 billion.
Third quarter 2018 share repurchases were 1.6 million shares at a cost of $173 million. The company expects full-year repurchases of $800 million, consistent with the original target range of $700 to $900 million. Total debt was $7.5 billion at September 30, 2018 and $7.4 billion at the end of 2017.
Third Quarter 2018 Business Segment Results
Personal Care Segment
Third quarter sales of $2.3 billion decreased 1 percent. Changes in currency rates reduced sales by 4 percent while the acquisition of the company’s joint venture in India benefited sales by 1 percent. Volumes and product mix each improved 1 percent. Third quarter operating profit of $466 million decreased 3 percent. The comparison was impacted by input cost inflation and unfavorable currency effects, while results benefited from cost savings and organic sales growth.
Sales in North America increased 2 percent. Volumes rose 3 percent, while the combined impact of changes in net selling prices and product mix reduced sales by 1 percent. Volumes were up high-single digits in the infant and child care mega category compared to a mid-single digit decline in the year-ago period. The growth reflects benefits from increased brand support, changes in the timing of promotion shipments, ongoing momentum on Pull-Ups training pants and innovations launched over the last 12 months. Volumes were off mid-single digits in adult care, including the impact of changes in the timing of promotion shipments, compared to a high-single digit increase in the base period.

Sales in developing and emerging markets decreased 4 percent. Currency rates were unfavorable by 10 percent, primarily in Latin America, while the acquisition of the company’s joint venture in India benefited sales by 1 percent. Net selling prices and product mix each improved more than 2 percent. The higher net selling prices were driven by increases in Latin America, partially offset by decreases in China. Volumes were similar overall, including increases in Brazil, Eastern Europe and Vietnam, and declines in Argentina and China.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 3 percent, including a 1 point negative impact from changes in currency rates. Net selling prices fell 3 percent, while volumes and product mix each improved 1 percent.
Consumer Tissue Segment
Third quarter sales of $1.5 billion decreased 3 percent. Changes in currency rates reduced sales approximately 2 percent. Volumes decreased 5 percent, while net selling prices increased 2 percent and product mix improved 1 percent. Third quarter operating profit of $212 million decreased 20 percent. The comparison was impacted by input cost inflation and lower volumes, while results benefited from cost savings and increased net selling prices.
Sales in North America decreased 5 percent compared to 3 percent growth in the year-ago period. Results were primarily impacted by lower promotion activity. Volumes fell 8 percent, while net selling prices increased 2 percent and product mix improved 1 percent.
Sales in developing and emerging markets decreased 6 percent. Currency rates were unfavorable by 6 percent, mostly in Latin America. Net selling prices and product mix each improved 2 percent, while volumes fell 4 percent.
Sales in developed markets outside North America increased 3 percent. Changes in currency rates reduced sales by 1 percent. Net selling prices rose 3 percent and volumes increased more than 2 percent, while changes in product mix reduced sales 2 percent.
K-C Professional (KCP) Segment
Third quarter sales of $0.8 billion decreased slightly. Changes in currency rates reduced sales by 2 percent. Volumes and product mix each improved approximately 1 percent. Third quarter operating profit of $160 million decreased 9 percent. The comparison was impacted by input cost inflation and unfavorable currency effects, partially offset by cost savings, organic sales growth and lower general, administrative and selling costs.
Sales in North America increased slightly. Volumes were up modestly, as low-single digit increases in washroom products and wipers were mostly offset by declines in other product categories.
Sales in developing and emerging markets decreased 2 percent, including a 6 point negative impact from changes in currency rates. Volumes rose 4 percent, driven by Asia-Pacific, and net selling prices improved 2 percent. Product mix was unfavorable by 1 percent.
Sales in developed markets outside North America were down 1 percent. Currency rates were unfavorable by 1 percent. Product mix improved 2 percent while volumes fell 2 percent.

Year-To-Date Results
For the first nine months of 2018, sales of $13.9 billion increased 1 percent. Organic sales rose 1 percent. Volumes and product mix each improved approximately 1 percent, while net selling prices fell slightly.
Year-to-date operating profit was $1,590 million in 2018, including charges related to the 2018 Global Restructuring Program. Year-to-date adjusted operating profit was $2,396 million in 2018 versus operating profit of $2,530 million in 2017. The comparison was impacted by $580 million of higher input costs, unfavorable currency effects and lower net selling prices. Results benefited from improved volumes and product mix, $300 million of FORCE cost savings, $80 million of cost savings from the 2018 Global Restructuring Program, and lower marketing, research and general spending.
Through nine months, diluted net income per share was $2.85 in 2018. Year-to-date adjusted earnings per share were $5.01 in 2018, an increase of 8 percent compared to diluted net income per share of $4.66 in 2017.
2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program in order to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. The program will make Kimberly-Clark’s overhead organization structure and manufacturing supply chain less complex and more efficient and is expected to broadly impact all of the company’s business segments and organizations in each major geography.
The company expects the program will generate annual pre-tax cost savings of $500 to $550 million by the end of 2021, driven by workforce reductions along with manufacturing supply chain efficiencies. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate approximately 1 percent of company net sales. The sales are concentrated in the consumer tissue business segment. To implement the program, the company expects to incur restructuring charges of $1,700 to $1,900 million pre-tax ($1,350 to $1,500 million after tax) by the end of 2020.
Third quarter 2018 restructuring charges were $149 million pre-tax ($119 million after tax), bringing cumulative charges to $856 million pre-tax ($649 million after tax). Third quarter 2018 restructuring savings were $40 million, bringing cumulative savings to $80 million.
2018 Outlook and Key Planning Assumptions
The company updated the following key planning and guidance assumptions for full-year 2018:

•	Net sales similar year-on-year (prior assumption similar, to up 1 percent).

•	Changes in foreign currency exchange rates anticipated to have a 1 percent negative impact on net sales (previous estimate neutral to 1 percent negative impact).

•	Organic sales expected to increase approximately 1 percent (no change).

•	Adjusted operating profit decline at the high end of, or slightly more than, the prior estimate for a 2 to 5 percent decline.

•	Inflation in key cost inputs in the upper half of the previously estimated range of $675 to $775 million.

•	Currency effects somewhat more unfavorable than previously assumed.

•	Adjusted effective tax rate expected to be 21 to 22 percent (prior assumption at the low end of the 23 to 26 percent range).
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	2018 Global Restructuring Program. Mentioned elsewhere in this release.

•
U.S. tax reform. In the fourth quarter of 2017, the company recognized a net benefit as a result of U.S. tax reform and related activities. In the first and third quarters of 2018, the company recognized net charges associated with U.S. tax reform related matters.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates and acquisitions and divestitures also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World

Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Viva and WypAll, hold No. 1 or No. 2 share positions in 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 146-year history of innovation, visit kimberly-clark.com or follow us on Facebook or Twitter.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2017 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended September 30
	2018	2017	Change
Net Sales	$4,582	$4,665	-2%
Cost of products sold	3,166	2,998	+6%
Gross Profit	1,416	1,667	-15%
Marketing, research and general expenses	749	807	-7%
Other (income) and expense, net	(2)	(8)	-75%
Operating Profit	669	868	-23%
Nonoperating expense	(30)	(14)	+114%
Interest income	2	3	-33%
Interest expense	(64)	(78)	-18%
Income Before Income Taxes and Equity Interests	577	779	-26%
Provision for income taxes	(138)	(224)	-38%
Income Before Equity Interests	439	555	-21%
Share of net income of equity companies	23	24	-4%
Net Income	462	579	-20%
Net income attributable to noncontrolling interests	(11)	(12)	-8%
Net Income Attributable to Kimberly-Clark Corporation	$451	$567	-20%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.30	$1.61	-19%
Diluted	$1.29	$1.60	-19%

Cash Dividends Declared	$1.00	$0.97	+3%

Common Shares Outstanding	September 30
	2018	2017
Outstanding shares as of	346.6	351.9
Average diluted shares for three months ended	348.8	354.8

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Nine Months Ended September 30
	2018	2017	Change
Net Sales	$13,917	$13,745	+1%
Cost of products sold	9,722	8,766	+11%
Gross Profit	4,195	4,979	-16%
Marketing, research and general expenses	2,599	2,449	+6%
Other (income) and expense, net	6	—	N.M.
Operating Profit	1,590	2,530	-37%
Nonoperating expense	(75)	(43)	+74%
Interest income	7	7	—
Interest expense	(198)	(246)	-20%
Income Before Income Taxes and Equity Interests	1,324	2,248	-41%
Provision for income taxes	(380)	(633)	-40%
Income Before Equity Interests	944	1,615	-42%
Share of net income of equity companies	80	79	+1%
Net Income	1,024	1,694	-40%
Net income attributable to noncontrolling interests	(25)	(33)	-24%
Net Income Attributable to Kimberly-Clark Corporation	$999	$1,661	-40%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$2.86	$4.69	-39%
Diluted	$2.85	$4.66	-39%

Cash Dividends Declared	$3.00	$2.91	+3%

Common Shares Outstanding	September 30
	2018	2017
Average diluted shares for nine months ended	350.4	356.7

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended September 30, 2018
	As Reported	2018 Global Restructuring Program	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Cost of products sold	$3,166	$103	$—	$3,063
Gross Profit	1,416	(103)	—	1,519
Marketing, research and general expenses	749	26	—	723
Operating Profit	669	(129)	—	798
Nonoperating expense	(30)	(20)	—	(10)
Provision for income taxes	(138)	30	(26)	(142)
Effective tax rate	23.9%	—	—	19.6%
Net Income Attributable to Kimberly-Clark Corporation	451	(119)	(26)	596
Diluted Earnings per Share(a)	1.29	(0.34)	(0.07)	1.71
(a) "As Adjusted Non-GAAP" does not equal "As Reported" plus "Adjustments" as a result of rounding.

	Nine Months Ended September 30, 2018
	As Reported	2018 Global Restructuring Program	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Cost of products sold	$9,722	$465	$—	$9,257
Gross Profit	4,195	(465)	—	4,660
Marketing, research and general expenses	2,599	341	—	2,258
Operating Profit	1,590	(806)	—	2,396
Nonoperating expense	(75)	(50)	—	(25)
Provision for income taxes	(380)	197	(108)	(469)
Effective tax rate	28.7%	—	—	21.5%
Share of net income of equity companies	80	(1)	—	81
Net income attributable to noncontrolling interests	(25)	11	—	(36)
Net Income Attributable to Kimberly-Clark Corporation	999	(649)	(108)	1,756
Diluted Earnings per Share	2.85	(1.85)	(0.31)	5.01

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	September 30, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$494	$616
Accounts receivable, net	2,308	2,315
Inventories	1,770	1,790
Other current assets	536	490
Total Current Assets	5,108	5,211
Property, Plant and Equipment, Net	7,030	7,436
Investments in Equity Companies	251	233
Goodwill	1,480	1,576
Other Assets	714	695
TOTAL ASSETS	$14,583	$15,151

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,786	$953
Trade accounts payable	2,937	2,834
Accrued expenses	1,735	1,730
Dividends payable	347	341
Total Current Liabilities	6,805	5,858
Long-Term Debt	5,739	6,472
Noncurrent Employee Benefits	993	1,184
Deferred Income Taxes	504	395
Other Liabilities	369	299
Redeemable Preferred Securities of Subsidiaries	61	61
Stockholders' Equity (Deficit)
Kimberly-Clark Corporation	(133)	629
Noncontrolling Interests	245	253
Total Stockholders' Equity	112	882
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,583	$15,151

2018 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Operating Activities
Net income	$462	$579	$1,024	$1,694
Depreciation and amortization	217	182	652	540
Asset impairments	—	—	74	—
Stock-based compensation	19	14	45	64
Deferred income taxes	27	(7)	44	(41)
Net losses on asset dispositions	4	6	57	16
Equity companies' earnings (in excess of) less than dividends paid	7	10	(18)	(12)
Operating working capital	24	37	117	(154)
Postretirement benefits	(73)	7	(87)	(1)
Other	5	(23)	113	(40)
Cash Provided by Operations	692	805	2,021	2,066
Investing Activities
Capital spending	(219)	(209)	(566)	(595)
Investments in time deposits	(71)	(62)	(218)	(123)
Maturities of time deposits	45	—	139	70
Other	25	(19)	13	(29)
Cash Used for Investing	(220)	(290)	(632)	(677)
Financing Activities
Cash dividends paid	(348)	(343)	(1,039)	(1,017)
Change in short-term debt	349	(3)	453	111
Debt proceeds	—	593	—	937
Debt repayments	(306)	(960)	(310)	(972)
Proceeds from exercise of stock options	28	7	50	114
Acquisitions of common stock for the treasury	(176)	(207)	(596)	(804)
Other	—	(3)	(41)	(49)
Cash Used for Financing	(453)	(916)	(1,483)	(1,680)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(9)	5	(28)	23
Change in Cash and Cash Equivalents	10	(396)	(122)	(268)
Cash and Cash Equivalents - Beginning of Period	484	1,051	616	923
Cash and Cash Equivalents - End of Period	$494	$655	$494	$655

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2018	2017	Change	2018	2017	Change
NET SALES
Personal Care	$2,252	$2,284	-1%	$6,816	$6,804	—
Consumer Tissue	1,469	1,518	-3%	4,520	4,436	+2%
K-C Professional	848	852	—	2,541	2,473	+3%
Corporate & Other	13	11	N.M.	40	32	N.M.
TOTAL NET SALES	$4,582	$4,665	-2%	$13,917	$13,745	+1%

OPERATING PROFIT
Personal Care	$466	$482	-3%	$1,397	$1,443	-3%
Consumer Tissue	212	265	-20%	668	790	-15%
K-C Professional	160	175	-9%	483	490	-1%
Corporate & Other(a)	(171)	(62)	N.M.	(952)	(193)	N.M.
Other (income) and expense, net(a)	(2)	(8)	-75%	6	—	N.M.
TOTAL OPERATING PROFIT	$669	$868	-23%	$1,590	$2,530	-37%

(a)	Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended September 30, 2018
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition	Currency	Organic(b)
Personal Care	(1)	1	—	1	1	(4)	2
Consumer Tissue	(3)	(5)	2	1	—	(2)	(2)
K-C Professional	—	1	—	1	—	(2)	1
TOTAL CONSOLIDATED	(2)	(1)	1	1	—	(3)	1

	Nine Months Ended September 30, 2018
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition	Currency	Organic(b)
Personal Care	—	1	(1)	1	1	(1)	—
Consumer Tissue	2	—	1	—	—	1	1
K-C Professional	3	1	—	1	—	1	2
TOTAL CONSOLIDATED	1	1	—	1	—	—	1

(a)	Total may not equal the sum of volume, net price, mix/other, acquisition and currency due to rounding.

(b)	Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS

	Estimated Range
ESTIMATED FULL YEAR 2018 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$6.60	-	$6.80
Adjustment for charges related to the 2018 Global Restructuring Program	(3.00)	-	(2.70)
Adjustment for net charges associated with U.S. Tax Reform Related Matters	(0.31)	-	(0.31)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$3.29	-	$3.79

ESTIMATED FULL YEAR 2018 EFFECTIVE TAX RATE
Adjusted effective tax rate	21%	-	22%
Adjustment for charges related to the 2018 Global Restructuring Program	—	-	—
Adjustment for net charges associated with U.S. Tax Reform Related Matters	6	-	6
Effective tax rate	27%	-	28%

Twelve months ended December 31, 2017
FULL YEAR 2017 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$6.23
Adjustment for net benefit associated with U.S. Tax Reform Related Matters	0.17
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$6.40

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, terry.balluck@kcc.com

[KMB-F]
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